Exhibit 5.1

ONE SHELL PLAZA	ABU DHABI	HOUSTON
910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

August 1, 2014

EQT Midstream Partners, LP

625 Liberty Avenue

Pittsburgh, Pennsylvania 15222

Ladies and Gentlemen:

We have acted as counsel to EQT Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and the Guarantors (as defined below), in connection with the proposed offering and sale by the Partnership of an aggregate of $500,000,000 principal amount of its 4.00% Senior Notes due 2024 (the “Notes”) pursuant to that certain Underwriting Agreement dated July 29, 2014 (the “Underwriting Agreement”) by and among the Partnership, the Guarantors and EQT Midstream Services, LLC, a Delaware limited liability company, on the one hand, and Goldman, Sachs & Co., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named in Schedule I thereto, on the other.  The Notes are guaranteed (the “Guarantees”) on an unsecured basis by Equitrans Investments, LLC, a Delaware limited liability company, Equitrans Services, LLC, a Delaware limited liability company, Equitrans, L.P., a Pennsylvania limited partnership, EQM Gathering Holdings, LLC, a Delaware limited liability company, and EQM Gathering Opco, LLC, a Delaware limited liability company (collectively, the “Guarantors”).

The Notes are to be issued pursuant to an Indenture (the “Base Indenture”), dated August 1, 2014, by and among the Partnership, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture by and among the Partnership, the Guarantors and the Trustee, dated August 1, 2014 (the Base Indenture, as so supplemented and amended, the “Indenture”).

In connection with this opinion, we have examined and relied upon the accuracy of original, certified copies or photocopies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set out below, including (i) the Registration Statement on Form S-3 (Registration No. 333-189719) (as amended, the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”); (ii) the prospectus included in the Registration Statement dated July 1, 2013 (the “Base Prospectus”); (iii) the prospectus supplement to the Base Prospectus dated July 29, 2014 and filed with the Commission on July 30, 2014 (together with the Base Prospectus, the “Prospectus”) (iv) the Indenture; (v) the Underwriting Agreement; (vi) the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”); (vii) the Delaware Limited Liability Company Act (the “Delaware LLC Act”) and (viii) the Partnership’s records and documents, certificates of representatives of the Partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.

Various issues pertaining to Pennsylvania law and the due authorization of the Guarantee by Equitrans, L.P., a Pennsylvania limited partnership (the “Pennsylvania Guarantor”), are addressed in the opinion of Buchanan Ingersoll & Rooney PC, separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.  As used herein, the term “Delaware Partnership Entities” refers to the Partnership and each of the Guarantors, with the exception of the Pennsylvania Guarantor.

In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as certified or photostatic copies conform with the original copies of such documents and that all information submitted to us was accurate and complete.  In addition, we have relied, without independent investigation, upon the factual accuracy of the representations and warranties contained in the certificates we examined. We have also assumed that the Notes will be issued and sold in the manner set forth in the Prospectus and the Underwriting Agreement and that any certificates representing the Notes will be duly executed and delivered by the Trustee and the Pennsylvania Guarantor.

ONE SHELL PLAZA	ABU DHABI	HOUSTON
910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	LONDON MOSCOW NEW YORK PALO ALTO RIO DE JANEIRO RIYADH WASHINGTON

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes and the Guarantees (other than the Guarantee of the Pennsylvania Guarantor) will have been duly authorized by all necessary limited liability company and limited partnership action, as applicable, of the Partnership and the Guarantors (other than the Pennsylvania Guarantor), respectively, and the Notes and the Guarantees will be legally valid and binding obligations of the Partnership and the Guarantors, respectively, enforceable against the Partnership and each Guarantor in accordance with their respective terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws relating to or affecting creditors’ rights and remedies generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (b) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.

The foregoing opinion is limited in all respects to the relevant law of the State of New York, the Delaware LP Act and the Delaware LLC Act, as published in effect on the date hereof, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws.  We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Partnership’s Current Report on Form 8-K dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

The opinion expressed herein is given as of the date hereof and we undertake no obligations to supplement this opinion if any applicable law changes after such date or if we become aware of any facts that might change the opinion expressed herein after such date or for any other reason.

Very truly yours,

/s/ Baker Botts L.L.P.